Exhibit 99.1

Consensus Cloud Solutions, Inc. Completes Separation from Ziff Davis, Inc.

Los Angeles, CA--7am ET, October 8, 2021—Consensus Cloud Solutions, Inc. (“Consensus”), a leading provider of secure information-delivery services, announced today that it has completed its previously announced separation into an independent, publicly traded company from Ziff Davis, Inc. (“Ziff Davis”) (formerly known as J2 Global, Inc.) (Nasdaq: ZD).

Consensus common stock will begin regular-way trading today on the Nasdaq under the ticker symbol “CCSI.” Ziff Davis common stock will begin regular-way trading today on the Nasdaq under the ticker symbol “ZD.”

“Alongside my colleagues at Consensus, I am excited to begin our journey as a standalone public company,” said Scott Turicchi, CEO of Consensus. “The Consensus team’s hard work has put us in a leadership position as we offer secure data exchange solutions to the healthcare industry and foster interoperability among disparate systems and data protocols. I look forward to our continued success in delivering long-term growth and value to shareholders as an independent company.”

The separation was achieved through a pro rata distribution to Ziff Davis stockholders of 80.1% of the outstanding shares of Consensus on October 7, 2021. The special dividend distribution gave Ziff Davis stockholders one share of Consensus common stock for every three shares of Ziff Davis common stock outstanding as of the close of business on October 1, 2021, the record date for the distribution. No fractional shares of Consensus were issued and stockholders received cash in lieu of fractional shares.

About Consensus

Consensus Cloud Solutions, Inc. (Nasdaq: CCSI) is a leading provider of secure information-delivery services with a scalable Software-as-a-Service (“SaaS”) platform. Consensus offers eFax, Consensus Unite, Consensus Signal, jSign and has Consensus Clarity and Harmony in development. For more information about Consensus, visit www.consensus.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Press Release are “forward-looking statements’’ within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed spin-off transaction. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and include uncertainties regarding expected operating performance and financial position of the companies after the separation, the costs and expected benefits of the proposed transaction, and the expected tax treatment of the transaction. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in the “Risk Factors’’ section of the preliminary information statement included in the Registration Statement on Form 10 filed by Consensus with the SEC. Consensus assumes no obligation to update these forward-looking statements.

Bevey Miner

Consensus Cloud Solutions, Inc.

investor@consensus.com

Source: Consensus Cloud Solutions, Inc.